Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 23, 2014 and is effective as of January 1, 2014 (the “Effective Date”), by and between MASTEC, INC., a Florida corporation (the “Company”), and C. ROBERT CAMPBELL (“Employee”).

Recitals

This Agreement amends and restated, in its entirety, that certain Employment Agreement the Company and Employee previously entered into on September 8, 2011, effective August 15, 2011 (the “Prior Agreement”), in order to reflect certain agreement changes to the terms of the Prior Agreement between the Company and Employee.

ACCORDINGLY, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee agree as follows:

Terms

1. Employment. The Company employs Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of Employee’s employment under this Agreement will commence on the Effective Date and shall expire on December 31, 2015 (“Term”).

3. Duties.

a. Position. During the Term, Employee will provide services to the Company, subject to the direction of the Chief Executive Officer of the Company (“CEO”), Employee will perform all duties commensurate with his position and such other tasks as may be assigned to him by the CEO or the Board of Directors of the Company (the “Board”). If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation, provided, however, that if Employee is asked to serve as a director of any subsidiary of the Company, Employee may refuse to accept, or resign from, such appointment without causing a breach of this Agreement by Employee. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.

b. Time and Attention. During the Term, Employee will devote such business time and energies to the business and affairs of the Company and its subsidiaries as necessary in order to perform the required services under this Agreement and will use his best efforts, skills and abilities solely to promote the interests of the Company and its subsidiaries and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the Employee Handbook, a copy of which Employee acknowledges having received. Employee’s primary place of employment shall be at the Company’s primary place of business in Miami-Dade County, Florida; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel on behalf of the Company.

4. Compensation and Benefits.

a. Base Salary. During the Term, Employee will be paid, as compensation for services rendered pursuant to this Agreement and Employee’s observance and performance of all of the provisions of this Agreement, the amount of Ninety-five Thousand Dollars ($95,000) per month (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll procedures of the Company as in effect from time to time.

b. Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other employees of the Company at the same general level as Employee. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion. Employee shall also be (i) entitled to the use of a Company paid automobile, (ii) reimbursed for Employee’s golf membership dues and assessments charged by Riviera Country Club, and (iii) reimbursed for reasonable travel expenses incurred by Employee and Employee’s spouse to and from the Carolinas.

c. Performance Bonus. Employee shall not be entitled to participate in the Company’s bonus plan for senior management or any other performance or bonus plans or arrangements maintained by the Company for the benefit of its employees. Notwithstanding the foregoing, Employee shall remain eligible to receive any performance cash or stock bonus awards for services performed prior to the Effective Date pursuant to the terms of the Prior Agreement.

d. Expenses. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

e. Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.

f. Equity. All equity in the Company granted to Employee as of the Effective Date, including but not limited to shares of the Company’s common stock and options to purchase shares of the Company’s common stock (collectively, the “Prior Equity Grants”), shall continue to be subject to terms and conditions set forth under the applicable grant documents and the terms and conditions of the Company’s incentive plans, as in effect and as may be amended from time to time in the Company’s sole discretion, except that after Employee’s employment is terminated and so long as the Employee has not breached any of his obligations set forth in Sections 6, 7 and 8 hereof, the Prior Equity Grants and any other restricted stock issuances or stock options grants Employee or Employee’s estate, as applicable, may have in the future shall continue to vest until they are fully vested and all existing and future stock option grants will remain exercisable by Employee or Employee’s estate, as applicable, for the full term of the grant. Employee or Employee’s estate, as applicable, shall not be eligible to receive any equity grants from the Company on or after the Effective Date, other than equity awards attributable to services performed by Employee prior to the Effective Date.

5. Representations of Employee. Employee represents and warrants that he is not, (i) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.

6. Confidentiality.

a. Confidential Information. Employee acknowledges that as a result of his employment with the Company, Employee will gain knowledge of, and access to, proprietary and confidential information and trade secrets of the Company and its subsidiaries and affiliates, including, without limitation, (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its subsidiaries and affiliates (collectively, the “Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of the Company developed at great expense which are the exclusive property of the Company or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from the Company’s or its subsidiaries or affiliates’ premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of his services to the Company under this Agreement, (B) to responsible officers and employees of the Company who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, and (D) or as otherwise necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose. Employee acknowledges that the Company would not enter into this Agreement without assurance that all Confidential Information will be used for the exclusive benefit of the Company.

b. Return of Confidential Information. Upon request by the Company, Employee will promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, all Confidential Information and other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information, which are in Employee’s possession or control.

7. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee’s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in all such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the Company’s request thereof, or the expiration or termination of Employee’ employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of the Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.

8. Covenants.

a. Non-Competition and Non-Solicitation. Employee acknowledges and agrees that Company’s and its subsidiary and affiliated companies (collectively, the “Companies”) existing or contemplated businesses (collectively, the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada. Until two (2) years following the date of the termination of Employee’s employment with the Company (the “Period of Non-competition” and within the United States of America and the Commonwealth of Canada (including their possessions, protectorate and territories, the “Territory”), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:

(i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management,

operation or control of, or be connected in any manner through the investment of capital, lending of money, or rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

(ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;

(iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of Employee’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Companies in the Business; or

(iv) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee’s employment by the Companies, an employee of any of the Companies.

If Employee breaches or violates any of the provisions of this Section 8, the running of the Period of Non-Competition (but not of any of Employee’s obligations under this Section 8) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profit, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section 8.

b. Exceptions. Utilities and Telecommunications operators (such as NextEra, Verizon, AT&T), cable companies and other non-construction or installation customers of the Company, and The Pernix Group, shall not be considered engaged in and competitive with the Business.

c. Consulting. Employee agrees to provide consulting or other services as reasonably requested by the Company and at mutually agreed-upon rates upon his termination of employment with the Company.

9. Reasonable Restrictions. The parties acknowledge and agree that the restrictions set forth in Sections 6, 7, and 8 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the parties that the provisions of Sections 6, 7, and 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of Sections 6, 7 or 8 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendments to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

10. Breach or Threatened Breach. The parties acknowledge and agree that the performance of the obligations under Sections 6, 7 and 8 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 6, 7 or 8, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 6, 7 or 8 or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 6, 7 or 8. In the event the Company believes that the Employee has breached Employee’s obligations under Sections 6, 7 or 8, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Companies to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.

11. Change in Control.

a. If there occurs a Change in Control, as defined in Exhibit A, then and in that case only, (i) all Employee’s stock options and restricted stock then outstanding shall immediately vest, (ii) Employee shall receive on the date of the Change in Control a lump sum equal to eighteen (18) times Employee’s monthly Base Salary, which is One Million Seven Hundred Ten Thousand Dollars ($1,710,000), and (iii) Employee shall continue to receive the benefits as set out in Section 4(b) for the eighteen (18) month period immediately following the date on which the Change in Control occurs. If Employee remains eligible for the continuation of benefits as set out in Section 4(b) under this Section 11 following his termination of employment with the Company, Employee pays the COBRA cost for Employee’s and his covered dependents’ continued participation in the Company’s medical plan.

b. If Employee remains eligible for the continuation of benefits under this Section 11 following his termination of employment with the Company, whether or not Employee elects COBRA coverage for Employee’s and his covered dependents’ continued participation in the Company’s medical plan, the Company agrees to provide Employee with monthly payments for the remaining period of the Term, beginning on the one-month anniversary of the date of termination of Employee’s employment, with each payment in an amount equal to the monthly cost of COBRA coverage under the Company health plans then in effect for Executive and his covered dependents.

c. In addition, if there occurs a Change in Control, then and in that case only, Employee shall receive on the date of the Change in Control a lump sum equal to the sum of the unpaid Base Salary remaining for the Term.

12. Compliance with Section 409A:

a. General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties that the Employee or any beneficiary of the Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

b. Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

c. 6 Month Delay for Specified Employees.

(i) If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment delayed by reason of the prior sentence, and interest on any such delayed payment determined at the rate being paid by the Company on its senior credit facility determined as of the date of termination of the Employee’s employment, shall be paid in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule, and any benefits delayed by reason of the prior sentence, shall be provided at the end of such required delay period.

(ii) For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any

person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

d. No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

e. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

f. Taxable Reimbursements and In-Kind Benefits.

(i) Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.

(iii) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

g. Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee following the taxable year of the Employee in which the Employee remits the related taxes.

13. Miscellaneous.

a. Survival. The provisions Sections 6, 7, 8, 9, 10, 11, 12 and 13 will survive the termination or expiration of this Agreement for any reason.

b. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement (including, without limitation, the employment agreement by and between the Company dated August 3, 2006 and August 15, 2009, and the Prior Agreement), and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, expressed or implied, between the parties other than as set forth in this Agreement.

c. Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.

d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

e. Successors and Assigns. This Agreement may not be assigned or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law or the transfer of substantially all of the Company’s assets. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.

f. Notices. Any notice, demand, consent, agreements, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addressee as follows (or at such other addresses as will be specified by the parties by like notice). If to Employee, then to:

C. Robert Campbell

4145 Pinta Court

Coral Gables, Florida 33146

If to the Company, then to:

MasTec, Inc.

Douglas Entrance, 12th Floor

800 Douglas Road

Coral Gables, Florida

Attn: Legal Department

Facsimile: 305-406-1907

Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addresses (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as deliver is refused by the addressee upon presentation.

g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

h. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.

i. Governing Law; Venue. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Employee consents to the jurisdiction of any state or federal court located within Miami-Dade County, State of Florida, agrees that such courts shall be the exclusive jurisdiction for any suit, action, or legal proceeding arising directly or indirectly out of this Agreement, and consents that all service of process may be made by registered or certified mail directed to Employee at the address in Section 13(f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.

j. Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement will be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.

k. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

l. Waiver of Jury Trial. EACH OF THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.

m. Right to Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.

n. Litigation: Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party and the non-prevailing party will pay upon demand all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party.

o. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as of the date set forth in the first paragraph of this Agreement.

EMPLOYEE

/s/ C. Robert Campbell
C. Robert Campbell

MASTEC, INC.

By:	/s/ Jose Mas
Jose Mas, Chief Executive Officer

EXHIBIT A

“Change in Control” shall mean:

(a)	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, and “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute actual or beneficial owner of 51% or more of the Common Stock;

(b)	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c)	Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.